ASSET PURCHASE AGREEMENT

BETWEEN

WYNCO, LLC

AND

IOWA VETERINARY SUPPLY CO.

Dated as of March 3, 2004

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT dated March 3, 2004, among Wynco, LLC, a limited liability company organized under the laws of Delaware ("Seller" or "Wynco"), Alpharma Inc., a corporation organized under the laws of the State of Delaware ("Alpharma") and Iowa Veterinary Supply Co. a corporation organized under the laws of Iowa ("Buyer").

WHEREAS, Buyer desires to purchase from the Seller and the Seller desire to sell to Buyer, substantially all of its business, assets and liabilities; and

WHEREAS, Alpharma is the indirect owner of the ownership interests of Seller and is a party to this Agreement solely to provide the guaranty of performance of the Seller as provided in paragraph 6.3 herein.

NOW THEREFORE, the Seller and Buyer agree as follows:

DEFINITIONS.

The following terms, as used herein, have the following meanings:

"Accounts Payable" means any account due to vendors for products received by or services performed for Seller (including, without limitation Inter-Company Trade Payables but excluding Inter-Company Funding Payables) as of the relevant balance sheet date all as recorded on a basis consistent with the Statement of Accounts.

"Accounts Receivable" means any account due from customers for Products shipped by Seller to customers through the relevant balance sheet date all as recorded on a basis consistent with the Statement of Accounts.

"Accrued Expenses" means all liabilities for accrued expenses incurred by Seller through the relevant balance sheet date all as recorded on a basis consistent with the Statement of Accounts.

"Active Employees" shall mean any employee who, on the Closing Date is actively employed by Seller and providing services to Seller; provided that none of the individuals listed on Schedule D-1 attached hereto shall be considered an Active Employee regardless of whether such individuals are employed by Seller on the Closing Date.

"Ancillary Agreements" means the Agency and Distributor Agreement and the Logistics Services Agreement in the form attached hereto as Schedule D-2.

"Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person, provided however that A.L. Industrier AS shall not be an Affiliate of Seller for the purposes of this Agreement.

"Business" means the assets and operations of Seller consisting of the distribution of certain animal health products including products of Affiliates.

"Closing Statement of Working Capital" shall mean the statement of Accounts Receivable, Inventory, Accounts Payable (except Inter-Company Funding Payables) and Accrued Expenses of Seller as of the Closing Date prepared consistent with the Statement of Accounts.

"Closing Date" or "Closing" means the date specified in this Agreement for the consummation of the transaction contemplated hereby.

"Environmental Laws" means all applicable US federal, state or local laws, rules and regulations relating to the protection or pollution of the environment.

"Excluded Assets" means cash and cash equivalents, the Non-Compete Agreements, the Employee Withholding Amounts, all insurance policies of the Business which relate to periods prior to the Closing and all assets listed on Schedule D-3.

"Excluded Liabilities" means, Inter-Company Funding Payables, any claims related to environmental contamination created or existing prior to the Closing Date, the Non-Compete Agreements and the employee liabilities of Seller as described in Section 1.6 hereof.

"GAAP" means US generally accepted accounting principles.

"Inter-Company Funding Payables" means loans or cash advances to Seller from Alpharma or one of its Affiliates made for general financing purposes as opposed to payables related to transactional activity.

"Inter-Company Trade Payables" means all accounts payable to either Alpharma or any of its Affiliates other than Inter-Company Funding Payables, including without limitation, payables established or incurred in connection with the purchase by Seller of Products, property leases or services which were purchased from, or provided by, Alpharma or any of its Affiliates, absent manifest error, at the amount set forth on the Statement of Working Capital or the Closing Statement of Working Capital, as appropriate.

"Inventory" means all products, goods and supplies inventories held by Seller for resale or use as of the relevant balance sheet date, net of reserves, all as recorded on a basis consistent with the Statement of Accounts.

"Knowledge of Seller" means the actual knowledge of the senior management responsible for the Business or the officials of Seller responsible for the sale of assets of Seller.

"Material Adverse Change" means a development or occurrence that has a Material Adverse Effect.

"Material Adverse Effect" means a material adverse effect on the business, assets, properties or financial condition of the Business taken as a whole, except for those material adverse effects relating to the animal health industry as a whole or general economic conditions. For purposes of this agreement, anything that has an adverse economic effect equal to $350,000 or more shall be considered a Material Adverse Effect.

"Material Contracts" means any contract (or series of contracts with the same third party) relating to the Business that involves aggregate liabilities, obligations or benefits of $200,000 or more.

"Person(s)" means an individual, corporation, partnership, association, trust or other entity.

"Prime" means the interest rate publicly announced from time to time as the rate generally offered to its most creditworthy customers by Bank of America N.A.

"Sites" means the owned and leased locations from which Wynco operates the Business which are listed on Schedule D-4.

"Statement of Accounts" means the unaudited balance sheet of Seller as of December 31, 2003, and its statement of income and statement of cash flows for the year then ended, together with the Notes thereto, attached hereto as Schedule 3.4, prepared in accordance with GAAP.

"Statement of Working Capital" means a statement of the Accounts Receivable, Inventory, Accounts Payable (except any Inter-Company Funding Payables) and Accrued Expenses extracted without change or alteration from the balance sheet contained in the Statement of Accounts, prepared in accordance with GAAP.

In addition, the following terms are defined in the Section of this Agreement indicated below:

"Employee Witholding Amounts	Section 1.6
"Indemnitee	Section 6.1.3
"Indemnitor"	Section 6.1.3
"Non-Compete Agreements"	Section 1.4
"Objection Notice"	Section 1.3.3

1.   SALE AND TRANSFER OF BUSINESS AND ASSETS, ASSUMPTION OF LIABILITIES

AND PURCHASE PRICE.

1.1    Sale of Assets and Transfer and Liabilities. On the terms and subject to the conditions of this Agreement, on the Closing Date (as hereinafter defined), Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase from the Seller all of Seller's assets, properties, and rights of Seller relating to the Business, except the Excluded Assets. Seller's Affiliates may remove the Excluded Assets from Wynco at any time. All such assets, properties (including the Sites), rights, and business being acquired by Buyer are collectively referred to herein as the "Purchased Assets". Buyer agrees to assume all of the following liabilities (excluding short and long-term interest bearing debt) existing on the date of the Closing under the following obligations of Seller related to the Business and to continue to perform such obligations after the Closing:

1.1.1   All existing contracts and agreements relating to the Business including distributor, supplier, and customer agreements, provided that (i) any contract or agreement which, by its terms requires the consent of other parties to the contract for assignment by Seller if such parties have not consented to the assignment on or before the Closing Date shall be subject to the provisions of Section 1.5 hereof and (ii) Buyer shall not assume the Excluded Liabilities or any other agreement between Seller or Seller's Affiliates and Gary Tollett, John Harkey or any of their Affiliates except the agreement dated January 1, 2004 by and between Wynco and BioSentry USA, LLC;

1.1.2   Subject to the provisions of Section 1.6 hereof, all obligations to Active Employees including employment agreements and other liabilities related to said employees related to the employment of Active Employees after the Closing Date.

1.1.3   Accrued expenses, accounts payable (including without limitation Inter- Company Trade Payables), and the other liabilities set forth or reflected on the Statement of Accounts and any other liabilities incurred between the date of the Statement of Accounts and the date of the Closing in the ordinary course of the Business which by GAAP, consistently applied, would have been set forth or disclosed in the Statement of Accounts if such liabilities had existed on the date of the Statement of Accounts;

1.1.4   Any other liability or obligation of the Business the factual basis for which is reflected or otherwise disclosed in this Agreement or the Schedules attached hereto; and

1.1.5   All liabilities or obligations of every kind and description incurred, or based upon occurrences, actions or inactions after the date of the Closing.

1.1.6   Buyer shall not assume any liability other than those listed in this paragraph.

1.2    Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, Buyer shall pay to Seller:

1.2.1   $17,000,000 by wire transfer in immediately available funds (the "Purchase Price") at the Closing on the Closing Date, subject to adjustment as set forth in Section 1.3 hereof. The parties agree to allocate the Purchase Price among the Purchased Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Schedule 1.2.

1.2.2   $303,000 by wire transfer in immediately available funds upon transfer of title to the stock in Agri Laboratories, Ltd. from Seller to Buyer. Buyer shall execute all documents, certifications or instruments reasonably required by Agri Laboratories, Ltd. to transfer the stock and shall keep Seller informed of said process.

1.3    Purchase Price Adjustment. For the avoidance of doubt, the purpose of the Purchase Price Adjustment is to adjust the initial Purchase Price for changes in Seller's net working capital accounts between December 31, 2003 and the Closing date, calculated using specified accounting policies consistently applied.

1.3.1   The Seller shall within 60 days after the Closing Date prepare a Closing Statement of Working Capital shall be prepared on the same basis and using the specified accounting policies and methodologies used in the preparation of the Statement of Accounts and the Statement of Working Capital.

1.3.2   The Buyer, from and after the Closing Date, shall promptly supply all such information and provide access to all such records and personnel as the Seller and the Seller's accountants shall reasonably require for the purpose of preparing and reviewing the Closing Statement of Working Capital. No individual item, or series of related items shall be eligible for inclusion in the Objection Notice unless the amount by which Buyer disagrees with the value set forth on the Closing Statement of Working Capital is at least $25,000.

1.3.3   As soon as the Closing Statement of Working Capital shall have been prepared, the Seller shall send a copy thereof to the Buyer. Unless the Buyer shall within 60 days after receipt of the Closing Statement of Working Capital give a notice (an "Objection Notice") to the Seller that it objects to the Closing Statement of Working Capital (identifying in reasonable detail and with supporting documentation the reason for any objection and the amount(s) or item(s) in the Closing Statement of Working Capital which is/are in dispute), the Buyer shall be deemed to have irrevocably approved and agreed to the Closing Statement of Working Capital in the form of the draft provided by the Seller.

1.3.4   If the Buyer shall timely give an Objection Notice, then the Seller and the Buyer shall use their reasonable endeavors to reach agreement upon adjustments to the Closing Statement of Working Capital provided by Seller.

1.3.5   In the event that the Seller and the Buyer fail to reach agreement within 30 days following delivery of a timely delivered Objection Notice, each of the Seller or the Buyer shall be entitled to refer the matter(s) in dispute to a mutually acceptable independent firm of accountants with no relationship to Buyer or Seller. Such independent firm of accountants shall determine the matter(s) remaining in dispute (and only those items remaining in dispute which were properly set forth in a timely delivered Objection Notice) and their decision shall be final and binding in the absence of manifest error in reaching their determination. Seller and Buyer shall provide reasonable cooperation to the independent firm of accountants. The costs of the independent firm of accountants shall be borne by the Seller and the Buyer in inverse proportion to the total dollar amount of the remaining items in dispute submitted to the independent firm of accountants and the proportion thereof decided by the independent firm of accountants in favor of the other party.

1.3.6   If the Buyer shall not have timely given an Objection Notice or, if such notice is given and the Seller and the Buyer shall subsequently agree upon the Closing Statement of Working Capital or the matters in dispute are referred to an independent firm of accountants under this Section 1.3, the Closing Statement of Working Capital as adjusted (where applicable) so as to be in accordance with the agreement of the Seller and the Buyer or the determination of the independent firm of accountants shall be the Closing Statement of Working Capital for the purposes of this Agreement and shall be final and binding upon the parties.

1.3.7   When the Closing Statement of Working Capital has become binding, the Purchase Price shall forthwith (a) be increased by the amount by which the net working capital according to the Closing Statement of Working Capital is an amount greater than set forth on the Statement of Working Capital or, as the case may be (b), be reduced by the amount by which the net working capital according to the Closing Statement of Working Capital is an amount less than set forth on the Statement of Working Capital. Any net increase or reduction in the PurchasePrice shall be paid by the Buyer or the Seller (as appropriate) to the other by wire transfer in immediately available funds within 5 days after the Closing Statement of Working Capital has become binding.

1.4   Assignment of Right to Enforce Agreements Not to Compete. Seller shall assign, or shall cause its Affiliates to assign, to Buyer, the right to enforce all agreements executed by Gary Tollett, John Harkey, Leland Tollett, and any of such individual's Affiliates, which contain an agreement not to compete with Buyer or its Affiliates ("Non-Compete Agreements") provided that, if Buyer desires to utilize such rights to enforce the Non-Compete Agreements, it may do so, at Buyer's expense, in any appropriate court of competent jurisdiction upon (i) giving Seller written notice of its intent to do so and (ii) agreeing in writing to fully indemnify Seller and all of its Affiliates from and against any losses, damages, costs and expenses which it may suffer as a result of such action, including without limitation by means of a counterclaim. Seller shall have the right to employ counsel to participate in the prosecution of any such lawsuit and Buyer shall cooperate with Seller's counsel in such action.

1.5     Assignment of Contracts. Seller shall use reasonable commercial efforts to obtain all third party consents required in connection with the assignment to Buyer of the contracts and agreements included within the terms of Section 1.1 hereof. Should any third party refuse or otherwise fail to deliver a consent necessary to assign a contract or agreement to Buyer, this Agreement shall not constitute an assignment of such contract or agreement, but in lieu of such assignment, Seller shall take all reasonable action to deliver to Buyer the rights under such contract or agreement, including allowing Buyer to continue the performance thereof in the name of Seller and Buyer, at its sole cost and expense shall be fully responsible for the performance of such contract or agreement in accordance with the terms of Section 1.1 hereof just as if Seller shall have delivered the required third party consent to assignment.

1.6    Transfer of Employees. The employment of all Active Employees shall be terminated by Seller on or before the Closing Date and Buyer shall hire such employees as of the Closing Date, offering such employees wages and benefits commensurate to those offered to Buyer's employees. Seller shall retain, and timely pay to the applicable governmental authorities, all employer and employee tax, workmen's compensation, unemployment compensation or other withholding or contribution amounts based upon employee compensation which is related to periods of employment prior to the Closing ("Employee Witholding Amounts"). Should Buyer employ any of the individuals listed on Schedule D-1 hereto within 6 months after the Closing, Buyer shall notify Seller and reimburse Seller for any severance payments made to such individuals.

1.7    Ancillary Agreements. The parties agree that the Logistics Services Agreement dated January 1, 2004 and the Agency and Distributor Agreement dated January 1, 2004 by and between Seller, Alpharma and Alpharma Animal Health Company shall be automatically terminated as of the Closing and shall be replaced by the Ancillary Agreements. However, all financial transactions under said January 1, 2004 Agreements which occurred prior to the Closing shall be reflected, as appropriate, in the Closing Statement of Working Capital.

1.8    Financing. Buyer agrees to take all action reasonably necessary or appropriate, including the payment of all fees and expenses, to obtain the financing commitment required by Section 9.1.5 on or before the Closing Date from the financing source that has issued the letter attached as Schedule 1.8 hereto. In connection therewith, Buyer shall execute all documents, certifications or instruments reasonably required by the lending party and shall keep Seller reasonably informed of said process.

2.     CLOSING

2.1    Closing. The Closing of the transaction contemplated by this Agreement shall be held at the offices of Alpharma Inc. at One Executive Drive, Fort Lee, New Jersey at 9:00 a.m. local time on March 12, 2004, or on such later date and time as agreed upon by Buyer and Seller.

3.    REPRESENTATIONS AND WARRANTIES OF SELLERS

The Seller hereby represents and warrants to Buyer as follows:

3.1    Organization of Seller. Seller is a limited liability company duly organized and validly existing under the laws of Delaware and has all corporate power and authority to enter into and perform its obligations under this Agreement and Seller has full corporate power and authority to conduct the Business as such business is now being conducted.

3.2    Ability to Carry Out Agreement. Seller is not a party to, subject to, or bound by any agreement or instrument or any statute, regulation, pending litigation, judgment, order writ, injunction, or decree of any court or governmental body which could at the date of the Closing prevent the performance of any of its obligations under this Agreement or adversely affect the transfer to Buyer of the Purchased Assets or Buyer's ability to cause Seller to engage in the Business as it is presently conducted.

3.3    Authorization and Approval of Agreement. Seller has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement has been approved by Seller's Board of Directors and requires no further corporate action for valid authorization. This Agreement upon its execution and delivery by Seller (assuming due authorization, execution, and delivery by Buyer) will constitute the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors rights generally.

3.4    Financial Statements. Attached hereto as Schedule 3.4 is the Statement of Accounts. Except as disclosed therein, the Statement of Accounts has been prepared in accordance with GAAP using the specified accounting policies and methodologies disclosed therein and presents fairly in all material respects the financial position of Seller at December 31, 2003, and the results of its operations and its cash flows for the year then ended. Since December 31, 2003, other than as reflected or disclosed in the Schedules hereto, the Business has been operated only in the ordinary and normal course of business and there has not been (a) any Material Adverse Change in the financial condition or in the operations of the Business from that shown on the Statement of Accounts; (2) any damage, destruction, or loss constituting a Material Adverse Effect; or (3) any other event or condition of any character constituting a Material Adverse Effect.

3.5    Title to Assets. Other than (i) liens for current taxes not yet due and payable, and (ii) imperfections of title and encumbrances which are not substantial in character, amount, or extent and which do not materially detract from the value or materially interfere with the present use of the properties subject thereto or affected thereby or otherwise materially impair the operation of the Business, Seller has good and marketable title to or a marketable leasehold estate in all of its assets, free and clear of all mortgages, liens, or other encumbrances. Seller shall, at its expense, bring all abstracts of title or other title documents up to date prior to the Closing Date.

3.6    Contracts and Commitments. Each Material Contract of Seller is listed on Schedule 3.6 and is in full force and effect, constitutes the valid legal and binding obligation of Seller and, to the Knowledge of Seller, is the valid, legal and binding obligation of the other party(ies) thereto and Seller is not in any default, nor is there any claim of default, under any Material Contracts.

3.7    No Breach of Statute or Contract. Neither the execution and delivery of this Agreement nor compliance with the terms and provisions of this Agreement on the part of Seller will breach any statute or regulation of any governmental authority, domestic or foreign, or will at the Closing Date conflict with or result in a breach of any of the terms, conditions, or provisions of any agreement or instrument to which Seller is a party or by which it is or may be bound, or constitute a default thereunder, or result in the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever upon, or give to others any interest or rights in the Purchased Assets.

3.8    No Litigation or Adverse Events. Except as set forth on Schedule 3.8, there is no claim, suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation, or any change in the zoning or building ordinances affecting the Business, pending or to the Knowledge of Seller threatened, which could reasonably have a Material Adverse Effect.

3.9    Compliance with Law. Except as set forth on Schedule 3.9, Seller is not, and on the Closing Date will not be, in violation of any law or regulation, local, state or federal, pertaining to the operation or conduct of its business which violation would be a Material Adverse Effect.

3.10   No Brokers or Finders. No individual, firm, corporation or other person has, or as a result of any of the transactions contemplated hereby will have, as a result of any commitment of Seller with respect to such individual firm, corporation or other person any right, interest or valid claim against or upon Buyer for any commission, fee or other compensation as a broker or finder or for acting in any similar capacity.

4.    REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby represents and warrants to the Seller as follows:

    Corporate Organization. Buyer is a corporation duly organized and validly existing under the laws of Iowa and has all corporate power and authority to own its properties, carry on its business as and where such business is now conducted and to enter into and perform its obligations under this Agreement.

4.2    Authorization and Approval of Agreement. Buyer has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyer has been duly authorized by Buyer's Board of Directors and requires no further corporate action for valid authorization. The Agreement upon its execution and delivery by Buyer (assuming due authorization, execution and delivery by Seller) will constitute the legal, valid and binding obligation of Buyer.

4.3    Ability to Carry Out Agreement. Buyer is not a party to, subject to or bound by any agreement or instrument or any statute, regulation, judgment, order, writ, injunction or decree of any court or governmental body which could at the date of the Closing prevent the performance of its obligations under this Agreement.

4.4    No Breach of Statute or Contract. Neither the execution and delivery of this Agreement nor compliance with the terms and provisions of this Agreement by the Buyer will breach any statute or regulation of any governmental authority, domestic or foreign or will at the Closing Date conflict with or result in a breach of any of the terms, conditions or provisions of any agreement or instrument to which Buyer is a party or by which it is or may be bound or constitute a default thereunder.

4.5    Brokers or Finders. No individual, firm, corporation or other person has, or as a result of any of the transactions contemplated hereby will have, as a result of any commitment of Buyer with respect to such individual, firm, corporation or other person any right, interest, or valid claim against or upon Seller for any commission, fee or other compensation as broker or finder or for acting in any similar capacity.

5.    MUTUAL COVENANTS

Seller and Buyer covenants and agrees as follows:

5.1    Cooperation. Both parties hereto shall cooperate with each other, and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other, after the Closing to ensure the orderly transition of the Purchased Assets to Buyer and to minimize any disruption to the business of Wynco that might result from the transactions contemplated hereby. After the Closing, upon reasonable prior written notice, the parties shall furnish or cause to be furnished to each other and their counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the business of Seller as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any tax returns, reports or forms or the defense of any tax claim or assessment. Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 5.1. Neither party shall be required by this Section 5.1 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

5.2    Records. On the Closing Date, Seller shall deliver or cause to be delivered to Buyer all original agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium, if any, in its possession relating to the business and operations of Seller; provided that Seller shall retain all of its internal accounting records and other records necessary to prepare tax returns for periods on or prior to the Closing. Seller shall furnish Buyer with copies of Seller's internal accounting records.

5.3    Further Assurances. From time to time, as and when requested by either Buyer or Seller, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

6. INDEMNIFICATION

6.1     Indemnification.

6.1.1   The Seller shall be liable to Buyer and shall defend, indemnify and hold harmless Buyer against any and all loss, liability or expense (all collectively referred to herein as "Claims") arising, directly or indirectly, out of: (i) the breach of any representation or warranty contained in Article 3 of this Agreement or in any document required hereby to be furnished to Buyer, (ii) the non-fulfillment of any agreement, covenant or obligation of the Seller contained in this Agreement, to the extent not waived in writing by Buyer, (iii) any occurrences, actions or inactions related to the Business or to the Purchased Assets that arose prior to the Closing Date unless such liabilities are listed as a liability in the amount assumed by Buyer hereunder, which shall include but not be limited to any claims based on environmental contamination or hazards which were created or existed prior to the Closing Date, and (iv) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including legal expenses) incident to any of the foregoing.

6.1.2   Buyer shall be liable to the Seller and shall defend, indemnify and hold harmless the Seller against any and all Claims arising, directly or indirectly, out of (i) the breach of any representation or warranty by Buyer contained in this Agreement or in any document required to be furnished to the Seller, (ii) the non-fulfillment of any agreement, covenant or obligation of Buyer contained in this Agreement, to the extent not waived in writing by the Seller and (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including legal expenses) incident to any of the foregoing.

6.1.3   Promptly upon receipt by either (i) Buyer or (ii) the Seller (the "Indemnitee") of notice of a Claim by a third party in respect of which Indemnitee proposes to demand indemnification from the other party to the Agreement (the "Indemnitor"), Indemnitor shall be notified to that effect with reasonable promptness and shall have the right to assume the entire control of the defense, compromise or settlement thereof, including at Indemnitor's own expense employment of counsel reasonably satisfactory to Indemnitee, and in connection therewith Indemnitee shall cooperate fully to make available to Indemnitor all pertinent information and witnesses under its control, make such assignments and take such other steps as in the opinion of counsel for the Indemnitor are necessary to enable the Indemnitor to conduct such defense. A final determination of any such actions or claims will be binding and conclusive upon the parties hereto as to the validity or invalidity, as the case may be, of such actions or claims against Indemnitor hereunder. In the event Indemnitor does not inform Indemnitee in writing that it intends to assume control of such defense within 30 days after Indemnitee gives Indemnitor written notice thereof, Indemnitee in its sole discretion may defend or make settlement of such action or claims and such settlement or other final determination shall be binding upon Indemnitor.

6.2    Cooperation. Buyer and the Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder.

6.3    Guaranty.    Alpharma shall guarantee payment and performance of Seller's obligations arising under 6.1.

7.    TAX MATTERS

7.1    The following provisions shall govern the allocation of responsibility and liability for certain Wynco tax matters following the Closing Date:

7.1.1   Tax Returns to be filed after the Closing Date. By September 15, 2005, the Seller shall prepare or cause to be prepared and file or cause to be filed all tax returns for Wynco for all periods ending on or prior to the Closing Date and Seller shall be responsible for all tax payments and shall receive all tax refunds with respect thereto. In connection therewith, Seller shall retain all sums collected with respect to sales tax due on sales of Products prior to the Closing and timely remit such sums to the appropriate state or local taxing authorities. Buyer shall be responsible for all tax payments and tax returns for all periods ending after the Closing Date.

7.1.2   Tax Audit Adjustments. Any audit adjustment to transactional taxes (including without limitation payroll taxes and sales taxes) or property or real estate taxes which takes place after the Closing Date but relates to periods ending on or prior to the Closing Date shall be for the account of Seller and shall, as appropriate, be paid by Seller to Buyer or paid to Seller by Buyer, or if spanning the Closing Date, prorated between Buyer and Seller based upon the length of the appropriate taxing period before and after the Closing Date) and paid by wire transfer in immediately available funds within five business days after the final determination of such sum.

7.1.3    Cooperation on Tax Matters. Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns pursuant to this Section and any audit, litigation or other proceeding with respect to taxes. Seller shall be responsible for tax audits for periods ending on or prior to the Closing Date. Buyer shall promptly notify all appropriate state taxing agencies of the consummation of the transaction contemplated hereby. Such cooperation shall include the retention and the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller further agree, upon request, to execute or use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any tax that could be imposed (including, but not limited to, Buyer delivering to Seller appropriate resale certificates with respect to the Inventory transferred by the transaction contemplated hereby).

7.1.4   Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such taxes and fees incurred in connection with the sale of assets pursuant to this Agreement, shall be paid by Buyer when due, and Buyer will, at its own expense, file all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees, and, if required by applicable law, Seller will join in the execution of any such tax returns and other documentation. Buyer shall also be responsible for any penalties and interest for Buyer's failure to file such tax returns or pay such taxes when due. There shall be no right of reimbursement from Seller as to taxes or similar changes of the Business to the extent relating to periods after the Closing Date. The provisions of this paragraph shall not affect the accrual or payment of property taxes, assessments, or other similar taxes, all of which shall be prorated between Buyer and Seller based upon the length of the appropriate taxing period before and after the Closing Date.

8.    SURVIVAL OF REPRESENTATIONS ETC.

8.1.    Survival of Representations. The representations and warranties contained in Sections 3 and 4 of this Agreement and in any certificate delivered pursuant hereto shall survive for a period of nineteen (19) months after Closing. Seller's and Buyer's total liability with respect to Claims relating to the breach of Sections 3 and 4, respectively, shall be limited to the Purchase Price.

8.2    Covenant Not to Compete. For a period of two (2) years following the Closing Date, Seller agrees that neither Seller nor any of its Affiliates will directly or indirectly own any interest in a legal entity which, as its primary business, distributes animal health products competitive with the Products within the geographical area in which Seller operates as of the Closing Date. Nothing in this paragraph shall be construed as to prohibit Alpharma or its Affiliates from selling products manufactured by, or for, Alpharma or any of its Affiliates to end users, distributors or other entities through Alpharma or Alpharma Affiliates sales personnel or sales representatives or to sell products manufactured by third parties through the same sales channels as being utilized from time to time for Alpharma manufactured products. In addition, the provisions of this paragraph shall not be violated by the purchase of a distribution business that would otherwise violate the terms of this paragraph, if such business represents an insubstantial part of the acquisition of a business which does not otherwise violate the prohibitions of this paragraph.

9.     CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.

9.1    The obligations of Buyer to consummate the transactions to be entered into at the Closing are subject to each of the following:

9.1.1   There have been no Material Adverse Changes to or in the operations, business or financial position of Seller between the date of this Agreement and the Closing that will not result in a Purchase Price Adjustment under Section 1.3.

9.1.2   The representations and warranties of the Seller made hereunder are, at and as of the Closing, true in all material respects with the same effect as though such representations and warranties had been made or given on and as of the Closing, except for changes contemplated or permitted by or under this Agreement.

9.1.3   All proceedings, corporate and other, to be taken in connection with the transaction contemplated by this Agreement and all documents required in connection therewith or incident thereto, shall be satisfactory in form and substance to Buyer.

9.1.4   Buyer shall receive all the documents required to be received pursuant to Section 10.1 hereof.

9.1.5   Buyer shall have received a binding commitment for financing equal to the Purchase Price.

9.1.6   Buyer may, in its sole discretion, waive one or more of the conditions precedent set forth in 9.1.1 through 9.1.5 above for the purpose of proceeding with the Closing. Such waiver shall not have any effect on Seller's responsibilities and liabilities under the representations and warranties and agreements made hereunder.

9.2     Conditions Precedent to the Obligations of the Seller. The obligation of the Seller to consummate the transactions to be entered into at the Closing is subject to each of the following:

9.2.1   The representations and warranties of Buyer made hereunder are, at and as of the Closing, true in all material respects with the same effect as though such representations and warranties had been made or given on and as of the Closing, except for changes contemplated or permitted by or under this Agreement.

9.2.2   All proceedings, corporate and other, to be taken in connection with the transaction contemplated by this Agreement and all documents required in connection therewith or incident thereto, shall be satisfactory in form and substance to the Seller's counsel.

9.2.3   Seller shall receive all of the documents required to be received pursuant to Section 10.2 hereof.

9.2.4   Seller has received the Purchase Price in immediately available funds.

9.2.5   Seller may, in its sole discretion, waive one or more of the conditions precedent set forth in 9.2.1 through 9.2.4 above for the purpose of proceeding with the Closing. Such waiver shall not have any effect on Buyer's responsibilities and liabilities under the representations and warranties and agreements made hereunder.

9.3    Termination. Either of Buyer, on one hand, or Seller, on the other hand, (each without liability to the other) by written notice to the other, at any time on or prior to the Closing Date, may forthwith terminate this Agreement in the event (i) any of the conditions precedent to the performance of the obligations of the party giving such notice shall not be fulfilled as of the date specified in Section 2.1 for the Closing and shall not have been waived by such party or (ii) all of the parties hereto shall mutually agree in writing to such termination. All parties shall have the right to specific performance if this Agreement is not otherwise terminated.

10.    DOCUMENTS TO BE DELIVERED AT CLOSING.

10.1   At the Closing Seller shall deliver to Buyer the following documents:

10.1.1   Such instruments of assignment, transfer, conveyance or endorsement, all in form reasonably satisfactory to the Buyer, as shall be reasonably necessary to transfer to the Buyer full, complete and absolute right, title, and interest in and to the Purchased Assets.

10.1.2   A certificate signed by a principal officer of the Seller that the representations and warranties made by them are accurate in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date and that the Seller has performed and complied with all of the obligations under this Agreement which are required to be performed or complied with by it on or prior to the Closing Date.

10.1.3   A certified copy of the duly adopted resolutions of the Board of Directors of the Seller authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby.

10.1.4   A written opinion of Seller's counsel dated as of the Closing, addressed to Buyer, in the form of Schedule 10.1.4 attached hereto.

10.1.5   The Ancillary Agreements executed by Alpharma.

10.2    At the Closing Buyer shall deliver to Seller the following documents:

10.2.1   A certificate signed by a principal officer of the Buyer that the representations and warranties made by the Buyer in this Agreement are substantially accurate in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date and that the Buyer has performed and complied with all of the obligations under this Agreement which are required to be performed or complied with by it on or prior to the Closing Date.

10.2.2   A certified copy of the duly adopted resolutions of the Board of Directors authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby.

10.2.3   The cash consideration payable at the Closing pursuant to Section 1.2 hereof.

10.2.4   The Ancillary Agreement executed by Buyer.

11.    MISCELLANEOUS

11.1   Assignment. Except as may be set forth herein to the contrary, this Agreement and the rights and obligations hereunder shall not be assignable or transferable by the parties without the prior written consent of the other parties hereto. Any attempted assignment in violation of this Section 11.1 shall be void.

11.2   Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

11.3   Amendments. No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by both parties hereto.

11.4   Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three calendar days after mailing (one business day in the case of express mail or overnight courier service), as follows:

If to Buyer,
Iowa Veterinary Supply Co.
ATTN: Thomas J. Kruse, President
P.O. Box 638
Iowa Falls, IA 50126

With a copy to:
Daniel L. Stockdale, Attorney at Law
P.O. Box 786
Iowa Falls, IA 50126

if to Seller,
Wynco, LLC
c/o Alpharma Inc., Animal Health
One Executive Drive
Ft. Lee, NJ 07024
Attention: President

With a copy to:
Vice President, Law
Alpharma Inc., Animal Health
One Executive Drive
Ft. Lee, NJ 07024

11.5   Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

11.6   Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

11.7   Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or un-enforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

11.8   Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of Delaware, without regard to the conflicts of law principles of such State.

11.9   Jurisdiction. Any judicial proceeding brought against any of the parties to this Agreement regarding any dispute arising out of this Agreement or any other matter related hereto shall be brought in the Western District of Arkansas, and, by execution of this Agreement, each of the parties to this Agreement accepts for himself the sole and exclusive jurisdiction of the aforesaid court and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

Wynco, LLC

By: /s/ Carol A. Wrenn

Name: Carol A. Wrenn
Title: Member, Management Committee

Iowa Veterinary Supply Co.

By: /s/ Thomas J. Kruse
Name:  Thomas J. Kruse
Title:  President